Exhibit 10.7


                                 LOAN AGREEMENT

                  THIS LOAN AGREEMENT is dated as of April 10, 2000, by and between EDWARD J. HENNESSY, INCORPORATED, a California corporation (hereinafter referred to as "Borrower") and FIRSTAR BANK, N.A., a national banking association (hereinafter referred to as the "Bank").

                  1. Borrower's Representations and Warranties. To induce the Bank to enter into this Agreement to agree to make the loans described in
Section 4 of this Agreement (the "Loan"), Borrower makes the following representations and warranties:

                  (a) Corporate existence. Borrower is duly organized, validly existing and in good standing under the laws of the State of California. Borrower is duly qualified as a foreign corporation and in good standing under the laws of the jurisdictions listed in Exhibit "1(a)" of this Agreement which are the only jurisdictions where the failure to be so qualified by Borrower would have a material adverse effect on its respective business prospects or financial condition.

                  (b) Corporate Authority. Borrower has full corporate power and authority to own its properties and to conduct its business as such business is now being conducted and to execute, deliver and perform under this Agreement and each of the other documents contemplated or required by or related to this Agreement (the "Loan Documents"), including, but not by way of limitation, all those documents required by Section 4 of this Agreement.

                  (c) Borrowing Authorization. The execution by Borrower and the delivery and performance of this Agreement, the Note and other Loan Documents in connection with the borrowings hereunder (i) have been duly authorized by all requisite corporate action of Borrower and (ii) will not violate (A) any provision of law, (B) any order of any court or other agency of government, (C) the Articles of Incorporation or Regulations of Borrower, (D) any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which it or any of its properties or assets are bound, which would have a material adverse effect on Borrower or its assets or business, and (iii) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement, or other instrument, which would have a material adverse effect on Borrower or its assets or business, and (iv) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the material properties or assets of Borrower (other than in favor of the Bank hereunder).

                  (d) Financial Information and Reports. Exhibit "1(d)" to this Agreement is a true and complete list of the financial statements and projected financial statements previously furnished to the Bank in connection with the borrowings to be made hereunder. The audited annual financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied in accordance with past practices, and all such statements accurately present the financial condition of



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         Borrower and its operations as of the date (or with respect to the period) noted in such financial statements. Other than any liability incident to litigation described in Exhibit "1(f)" to this Agreement, Borrower has no material contingent liabilities not provided for or disclosed in such financial statements. Each such statement is true, correct and complete. No such statement omits to state a material fact necessary to make such report not misleading in light of the circumstances under which it was made. There has been no material adverse change in the business or financial condition of Borrower since the date of the last financial statement noted in Exhibit "1(d)".

                  (e) Indebtedness. Except as reflected in the Financial Statements listed in Exhibit "1(d)" attached hereto or as described in Exhibit "1(e)" to this Agreement, Borrower has no indebtedness, other than the obligations provided for in this Agreement, and has not guaranteed the obligations of any other person (except by endorsement of negotiable instruments payable on sight for deposit or collection or similar banking transactions in the usual course of business).

                  (f) Actions Pending. There is no action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower before any court or administrative agency except for those described in Exhibit "1(f)" to this Agreement, none of which might result in any material adverse change in the business or condition of Borrower.

                  (g) Title to Collateral Security. Borrower has good, indefeasible and merchantable title to and ownership of all of its real and personal property including, without limitation, the Collateral Security (as defined in Section 4(e) of this Agreement) and other security for any of the obligations provided for in this Agreement, free and clear of all liens, claims, security interests and encumbrances except those liens: (i) in favor of the Bank pursuant to Sections 4(e) and 4(f) below or pursuant to prior loans from the Bank;
         (ii) as allowed by Section 2(h) below; and (iii) permitted liens in favor of third-parties specified in Exhibit "1(c)" to this Agreement or specified in the financial statements noted in Exhibit "1(d)" (the "Permitted Liens"). Borrower has and will continue to have full rights and powers to give the Bank a security interest in the Collateral Security.

                  (h) Employee Benefit Plans. No "reportable event" or "prohibited transaction," as defined by the Employee Retirement Income Security Act of 1974 ("ERISA") has occurred or is continuing, as to any plan of Borrower which poses a threat of taxes or penalties against or termination of such plans (or trusts related thereto). Borrower has not violated in any material respect the requirements of any "qualified pension benefit plan," as defined in ERISA and the Internal Revenue Code of 1986 or done anything to create any material liability under the Multi-Employee Pension Plan Amendment Act. Borrower has not incurred any material liability to the Pension Benefit Guarantee Corporation ("PBGC") in connection with such plans, including, but not limited to any funding deficiency (as defined by ERISA).



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


                  (i) Purpose of Loan. The purpose of the Loan is described in Exhibit "1(i)" to this Agreement. The Loan is not secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System.

                  (j) Compliance. Borrower is in compliance in all material respects with all laws, statutes, ordinances, rules, regulations and orders of any governmental entity applicable to it (including, but not by way of limitation, any such laws, statutes, ordinances, rules, regulations and orders related to ecology, human health and the environment), the violation of which would have a material adverse effect on Borrower or its assets or operations.

                  (k) No Default. No default (or event which, with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument for borrowed money to which Borrower is a party or pursuant to which any property of Borrower is encumbered. Borrower warrants that it is current on all material money and trade obligations (other than the subject of a bona fide dispute), and that all dividend payments and or declarations owed to shareholders are current.

                  (l) Offering of Note. Neither Borrower nor any agent acting for it has offered the Note or any similar obligation of Borrower for sale to or solicited any offers to buy the Note or any similar obligation of Borrower from any person other than Bank and neither Borrower nor any agent acting for it will take any action which would subject the sale of the Note to the registration provisions of Section 5 of the Federal Securities Act of 1933, as amended.

                  (m) Ability to Conduct Business. Borrower possesses adequate management, employees, assets, governmental approvals, and, to the extent applicable, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names, to continue to conduct its business as heretofore conducted by it.

                  (n) Adverse Contracts and Conditions. Borrower is not a party to any contract or agreement, or subject to any charge, corporate restrictions, judgment, decree or order, materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise. Borrower is not a party to any labor disputes which could result in a general work stoppage or which could have a material adverse effect on Borrower's business operations. There are no strikes or walk-outs relating to any labor contracts entered into by Borrower.

                  (o) Taxes. Except as described in Exhibit "1(o)" to this Agreement, Borrower has filed all federal, state and local tax returns and other reports which it is required by law to file, has paid all taxes, assessments and other similar charges that are due and payable, and Borrower has withheld all employee and similar taxes which it is required by law to withhold.



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


                  (p) Broker's Fees. No brokerage, finder's or similar fee or commission is due to any party by reason of Borrower entering into this Agreement or by reason of any of the transactions contemplated hereby, and Borrower shall and hereby does indemnify and hold Bank harmless from all such fees and commissions.

                  2. Borrower's Covenants. In consideration of the Bank's promise to make the Loan, Borrower agrees that, from the date of this Agreement and until the Loan are paid in full and Borrower's obligations under this Agreement are fully performed, it shall:

                  (a) Books and Records. Keep and maintain complete books of accounts, records and files with respect to its business in accordance with generally accepted accounting principles consistently applied in accordance with past practices and shall accurately and completely record all transactions therein.

                  (b) Financial Statements: Periodic Reports: Verification. Furnish to the Bank: (i) within ninety (90) days after the last day of each fiscal year of Borrower, a copy of the annual audited financial statements of Borrower signed by independent certified accountants satisfactory to the Bank and prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, with detail consistent with past financial statements (unless Bank requests additional detail, in which case Bank shall allow Borrower a reasonable opportunity to provide same), including, at a minimum, a balance sheet, profit and loss statement with proper footnotes, and statements of retained earnings and sources and application of funds; (ii) within ten (10) days after the last day of each quarter [or, upon written notice from Bank, thereafter, within ten (10) days after the last day of each calendar month] a copy of Borrower's unaudited financial statements, with detail consistent with past financial statements (unless Bank requests additional detail, in which case Bank shall allow Borrower a reasonable opportunity to provide the same), and such other statements and/or reports as Bank shall reasonably request all in sufficient detail to fully and accurately present the financial condition and results of operations of Borrower; (iii) at the request of Bank, any annual auditor's management letter; (iv) within ninety (90) days after the end of each fiscal year, an annual projection of income statements and cash forecasts for such year; and (v) within ten (10) days after the last day of each calendar month a monthly compliance certificate certifying that Borrower is in compliance with the financial covenants set forth in Exhibit 2(f) hereof and including a monthly income statement, with detail consistent with past financial statements; (vi) such other reports and information as the Bank may reasonably request. Borrower shall permit the Bank, or its agents or representatives, at all times to perform audits, inspect Borrower's property and to verify accounts, inspect, check, make copies of or extracts from the books, records and files of Borrower, and Borrower will make the same available to the Bank or its agents and representatives at any reasonable time (within usual business hours), and upon reasonable notice for such purposes. Borrower shall provide Bank or its agents or representatives with reasonable clerical assistance in order to permit Bank or its agents or representatives to complete any of its work as contemplated by this Agreement.



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


                  (c) Casualty Insurance. Maintain and/or cause to be maintained insurance policies on all real and personal property of Borrower (including, but not by way of limitation, the Collateral Security and other security for the obligations provided for herein) with responsible carriers acceptable to the Bank to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated, such policies to carry endorsements that require thirty (30) days advance notice to the Bank of any cancellation of same, and at least annually (and more frequently if requested by the Bank) provide the Bank with certificates of insurance or other satisfactory evidence thereof.

                  (d) Liability Insurance. Maintain in full force and effect such liability and business interruption insurance with respect to the activities of Borrower and other insurance as is commonly maintained by similar companies and as may be reasonably required by Bank, all such insurance to be provided by responsible carriers acceptable to Bank.

                  (e) Taxes. File all federal, state and local tax returns and other reports Borrower is required by law to file and pay when due all taxes, assessments, and other liabilities, except that Borrower shall not be obligated to pay any taxes or assessments which Borrower is contesting in good faith provided that adequate reserves therefor are established on Borrower's books and that such taxes and assessments are promptly paid when the dispute is finally determined.

                  (f) Financial Covenants. Comply with all of the financial covenants contained in Exhibit "2(f)" to this Agreement.

                  (g) Indebtedness. Not incur or permit to exist any indebtedness by Borrower except (i) the borrowings under this Agreement; (ii) indebtedness incurred in connection with the liens permitted by Section 2(h) herein; (iii) indebtedness existing as of the date of this Agreement and reflected in the financial statements described in Exhibit "1(d)" to this Agreement; (iv) other indebtedness existing as of the date of this Agreement and described in Exhibit "1(g)" to this Agreement; (v) short term unsecured trade credit or accounts incurred in the ordinary course of business; (vi) operating leases aggregating a maximum of $2,500.00 per month for normal business purposes; and (vii) indebtedness related to purchase money security interests arising in the ordinary course of Borrower's business and limited as noted in Section 2(h) below. "Indebtedness" shall mean for all purposes of this Agreement any indebtedness for borrowed money or indebtedness representing the deferred purchase price of property being acquired pursuant to installment or conditional sale agreements or capitalized lease obligations.

                  (h) Liens. Not create or permit to exist any mortgage, pledge, security interest, title retention right, lien or other encumbrance (collectively "liens") with respect to any assets now owned or hereafter acquired by Borrower except those liens: (i) created in favor of the Bank hereunder; (ii) related to current taxes not yet delinquent or as security for taxes being contested in good faith, or in connection with workers' compensation insurance, unemployment insurance or old age pensions, or of mechanics



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


         and materialmen for sums not due or sums being contested in good faith and for which adequate reserves are set aside on Borrower's books to pay same when finally determined to be due; (iii) those granted in the normal course of business to procure bid, performance or surety bonds;
         (iv) liens which do not materially impair the value of Borrower's assets or Bank's security interest granted herein (so long as any of such liens noted in subsections (ii), (iii) and (iv) herein, separately or in the aggregate, do not materially affect the property or operations of Borrower or materially diminish the Collateral Security or the Bank's interest therein); and (v) the Permitted Liens.

                  (i) Corporate Existence and Status. Except with the prior written consent of the Bank, maintain the corporate existence of Borrower in good standing under the laws of each jurisdictions described in Section 1(a) of this Agreement and not amend, without prior written notice to Bank, the Articles of Incorporation or Regulations, or fiscal year for tax and accounting purposes of Borrower.

                  (j) Contracts. Not enter into any agreement, contract or arrangement which would materially impair or adversely affect the right and/or ability of Borrower to carry on its business as now conducted or materially impair or adversely affect the Collateral Security or other security for the obligations provided for hereunder.

                  (k) Merger and Transfer of Assets. Except with the prior written consent of the Bank, not (i) be a party to any merger, consolidation, or reorganization (including any acquisition of all or substantially all of the equity, assets or debt of any other enterprise) or enter into or form any partnership or joint venture;
         (ii) sell, transfer, convey, or lease, or grant an option to sell, transfer, convey or lease all or any part of Borrower's property, tangible or intangible, except in the normal course of business or as authorized herein, or sales of damaged, obsolete, or discontinued assets; (iii) not materially change the nature of or discontinue Borrower's current business activities; (iv) not sell, discount, encumber or assign, with or without recourse, any accounts receivable except in the ordinary course of business in connection with the collection of accounts which are at least ninety (90) days past due.

                  (l) Maintenance of Property . To the extent consistent with good business practices, maintain all tangible and intangible property of Borrower in good condition and repair and not in any way impair the value of said property or the Bank's Collateral Security hereunder.

                  (m) Guarantees. Not endorse, co-obligate, guaranty or in any way commit to the repayment of any credit obligations of any person, firm, corporation or other entity except with respect to indemnifications and/or guaranties involving Borrower's own directors, officers and employees in connection with actions taken on behalf of Borrower, or involving the endorsement of negotiable instruments for deposit or collection, or as to normal indemnities given bonding companies.

                  (n) Compliance with Law. Comply at all times, with all material laws, statutes, ordinances, rules, regulations and orders of any governmental entity (including,



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


         but not by way of limitation, such laws, statutes, ordinances, rules, regulations and orders relating to ecology, human health and the environment) having jurisdiction over Borrower or any part of its assets, where such failure to comply would have a material adverse effect on Borrower or its assets. Borrower shall obtain and maintain all permits, licenses, approvals and other similar documents required by any such laws, statutes, ordinances, rules, regulations or orders.

                  (o) Restricted Payments. Not (i) declare or pay any dividend (cash or stock) to any of Borrower's shareholders; (ii) make any distributions of Borrower's assets or loans or advances to officers, directors or employees, other than salaries paid by Borrower in the normal course of business; or (iii) purchase, redeem, retire or otherwise acquire any shares of Borrower's stock from Borrower's shareholders.

                  (p) Notice of Litigation. Notify Bank in writing, promptly upon any Borrower learning thereof, of any litigation, suit or administrative proceeding which may materially affect the operations, financial condition or business of Borrower or Bank's security interest in the Collateral Security or other security for the obligations provided for herein, whether or not the claim is considered by Borrower to be covered by insurance.

                  (q) ERISA Notice. Notify Bank in writing (i) promptly upon the occurrence of any material event described in Section 4043 of ERISA, other than a termination, partial termination or merger of a "Plan" (as defined in ERISA) or a transfer of a Plan's assets and (ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets.

                  (r) Ability to Conduct Business. Maintain adequate management, employees, assets, governmental approvals, permits and licenses and/or, if applicable, patents, patent applications, copyrights, trademarks, trademark applications and trade names, to conduct its businesses as now or hereafter conducted by it, including after the purchase of the O'Shaughnessy Mutual Funds.

                  (s) Notice of Labor Dispute . Notify Bank, promptly upon Borrower's learning thereof, of any labor dispute to which Borrower may become a party which could result in a general work stoppage or which could have a material adverse effect on Borrower's business operations, any strikes or walkouts relating to any of its operations or facilities which could have a material adverse effect on Borrower or its assets or operations, and/or the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

                  (t) Notice of Default of Indebtedness. Notify Bank, promptly upon the occurrence thereof, of any default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed of other similar agreement to which Borrower is a party or by which any of Borrower is bound.



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


                  (u) Sufficient Capital. At all times prior to, during and after any disbursement of the Loan, have capital sufficient to carry on its business and transactions as now conducted and all businesses and transactions in which it is about to engage and will be solvent and able to pay its debts as they mature, and Borrower will own property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts.

                  (v) Ownership and Operations: Compensation. Cause Neil J. Hennessy or his family (or any trust benefiting him and/or his family) to maintain direct or indirect ownership of at least one hundred percent (100%) of all the shares of Borrower, agree not to pledge his shares or grant any interest therein to anyone but a family member, and remain active in the day-to-day management of Borrower.

                  (w) Trust Relationship. Appoint and maintain Firstar Trust as the Transfer Agent, Fund Accountant, Custodian and Administrator for all of the mutual funds managed by Borrower, including, without limitation, the O'Shaughnessy Mutual Funds being purchased with the proceeds hereof.

                  (x) Waiver. Any variance from the covenants of Borrower pursuant to this Section 2 shall be permitted only with the prior written consent and/or waiver of the Bank. Any such variance by consent and/or waiver shall relate solely to the variance addressed in such consent and/or waiver, and shall not operate as the Bank's consent and/or waiver to any other variance of the same covenant or other covenants, nor shall it preclude the exercise by the Bank of any power or right under this Agreement.

                  3. Closing Conditions. The obligation of the Bank to make the Loan, or any portion thereof, is subject to the satisfaction of each of the following conditions precedent:

                  (a) Default. Before and after giving effect to any Loan or any portion thereof, no Event of Default, as defined in Section 5 of this Agreement, or any event which, with the passage of time or notice or both, would mature into an Event of Default shall have occurred or be continuing;

                  (b) Warranties. Before and after giving effect to any Loan or any portion thereof, the representations and warranties in Section 1 hereof shall be true and correct as though made on the date of such Loan or portion thereof;

                  (c) Certification . Borrower shall have delivered to the Bank certificates as of the date of this Agreement and any future date as Bank may request, in a form satisfactory to the Bank, of the President or chief financial officer of Borrower (i) as to the matters set out in Sections 3(a) and 3(b) of this Agreement, (ii) that the resolutions described in Section 3(d) of this Agreement have not been amended or rescinded, and (iii) as to incumbency of all officers of Borrower (with specimen signatures of such incumbent officers and whenever such officers have been changed); and.



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                  (d)   Resolutions . Borrower shall have delivered to the Bank
         a copy, duly certified as of the date of this Agreement by the secretary or assistant secretary of Borrower of (a) the resolutions of Borrower's Board of Directors authorizing all borrowings hereunder and the execution and delivery of this Agreement and the Note and other Loan Documents hereunder, (b) all documents evidencing other necessary corporate action by Borrower, and (c) all approvals or consents, if any, with respect to this Agreement, the Note and other Loan Documents.

                  (e) Note. Borrower shall have delivered its promissory note evidencing the Term Loan to the Bank substantially in the form of Exhibit "4(a)" to this Agreement, but with all blanks appropriately completed and properly executed by an authorized officer or officers of Borrower (collectively, with any renewal or replacement note, the "Note").

                  (f) Delivery of Collateral Security. The Collateral Security (and amendments thereof and additions thereto) specified in Section 4(e) has been provided to the satisfaction of the Bank.

                  (g) Opinion. Borrower shall have delivered to the Bank an opinion of present counsel to the Borrower (or other counsel acceptable to the Bank), dated the date of the Loan (or such other date acceptable to the Bank) to the effect that (i) Borrower is duly incorporated, validly existing and in good standing under the laws of the State of California; (ii) Borrower has full power to execute and deliver this Agreement, the Note and other Loan Documents and to perform its obligations under same; (iii) such actions have been duly authorized by all necessary corporate action, and are not in conflict with any provision of law or of the Articles of Incorporation and Regulations of Borrower nor, to the best knowledge of such counsel after due investigation, in conflict with any agreement, order or decree binding upon Borrower; and (iv) this Agreement and the Note and other Loan Documents are the legal and binding obligations of Borrower, and all other parties thereto, enforceable in accordance with their terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect, or by legal and equitable principles relating to or limiting creditors' rights generally, or other rules of law or equity limiting the availability of attorney's fees or of specific performance, injunctive relief or other equitable remedies may limit, restrict, modify or otherwise impair the enforceability of the Agreement, the Note and other Loan Documents.

                  (h) Insurance. Evidence of insurance as required by Sections 2(c) and 2(d) of this Agreement reasonably satisfactory to Bank.

                  (i) Other Items. Borrower shall have delivered to Bank the other items specified in Exhibit "3(i)" to this Agreement.

                  (j) Other Documents; Inspection. Borrower shall have delivered to the Bank such other documents, certificates and instruments as the Bank, in its sole discretion, may reasonably request, and such post-loan closing documents as may be reasonably requested by the Bank to evidence, protect or perfect the Loan and any

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         collateral security therefore. The Bank or its designated
         representative shall have the continuing right to inspect and review, at reasonable times and upon reasonable notice, all Borrower's records, documents and assets, directly or indirectly related to the Loan or Borrower's obligations provided for in this Agreement.

                  4.    Loan.
                        ----

                  (a) Term Loan. Subject to the terms and conditions set forth herein, the Bank agrees to lend to the Borrower up to a maximum principal amount of Two Million Five Hundred Thousand Dollars (US $2,500,000); provided, however, that such amount shall not exceed the amount of the Available Facility. "Available Facility" shall mean the lesser of (i) $2,500,000, or (ii) $100,000 plus 50% of the License Fee (as set forth, and defined in, the License Agreement which License Fee shall be calculated as 2.25% of the total fund assets of the O'Shaughnessy Mutual Funds calculated on the business day immediately preceding the Closing Date as defined in the License Agreement). Such loan shall be referred to herein as the "Term Loan."

                  The proceeds of the Term Loan shall be disbursed by Bank to Borrower as follows: (i) $100,000 less the Facility Fee less $10,000 for the Bank's legal fees in connection herewith, shall be payable to the Borrower on the date hereof which amount shall be used by the Borrower to pay the proxy fees and expenses associated with Borrower's purchase of the O'Shaughnessy Mutual Funds pursuant to the License Agreement, (ii) $484,129.79 (which amount is equal to 10% of the estimated purchase price of the O'Shaughnessy Mutual Funds calculated based on 2.25% of the total funds assets of the O'Shaughnessy Mutual Funds on the close of business on April 7, 2000) shall be payable to the Borrower on the date hereof, which amount shall be placed by Borrower into an escrow account with the Bank pursuant to that certain Escrow Agreement of even date herewith among Borrower, Bank and Licensor, and (iii) at the closing of the License Agreement, Bank shall pay to the Borrower, the remaining proceeds of the Term Loan.

                  The Term Loan shall be evidenced by a term note given by the Borrower to the Bank, in the form of Exhibit "4(a)" attached hereto and made a part hereof (the "Term Note"). The Bank is hereby authorized by the Borrower to enter from time to time on the reverse of the Term Note the principal balance of the Term Loan and all prepayments thereon, and the aggregate unpaid amount of the Term Loan set forth on the Term Note shall be contained in a monthly statement sent to Borrower and, if not objected to by Borrower within a reasonable time thereafter, shall be presumptive evidence of the principal amount owing to the Bank and unpaid thereon. No prepayment of the Term Loan by Borrower shall create any obligation on the part of the Bank to relend such repaid or prepaid amounts to Borrower. The Term Loan shall bear interest through its maturity date at the Prime Rate, such rate to be adjusted on the effective date of any change in the Prime Rate by the Bank, computed on the basis of a year consisting of 360 days but applied to the actual number elapsed. The "Prime Rate" shall mean the rate announced as such by the Bank from time-to-time and determined solely by the Bank pursuant to market factors and its own operating needs. Interest shall be payable to the

         Bank monthly, in arrears, commencing May 10, 2000 and monthly there-after on the tenth day of each month and when the Term Note is due. After an Event of Default or other maturity, whether by acceleration or otherwise, the Term Loan shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest on the Term Loan prior to maturity) payable on demand at a rate per annum equal to the Prime Rate plus three percent (3.0%) (the "Default Rate"), in all cases until paid and whether before or after entry of any judgment thereon. Borrower shall also pay any late payment fees specified in the Term Note. The Term Loan shall mature on May 10, 2005 and be repayable to the Bank in fifty-four (54) equal consecutive uninterrupted monthly installments of principal and interest, each due on the tenth day of the month, commencing November 10, 2000, with a final installment of the remaining balance and any accrued interest and fees due on April 10, 2005.

                  (b) Facility Fee. Borrower shall pay Bank a facility fee of $10,000 as of the date of this Agreement (the "Facility Fee").

                  (c) Mandatory Prepayments: Optional Prepayments. The Borrower shall make mandatory annual prepayments of the Term Loan principal balance outstanding as of September 30 of each year, commencing September 30, 2001, equal to fifty percent (50%) of Excess Cash Flow, but only if such Excess Cash Flow for the period in question exceeds $100,000 (in which case the 50% calculation shall be made on the entire Excess Cash Flow, without such $100,000 exclusion). "Excess Cash Flow" shall mean Borrower's net income after taxes plus depreciation and amortization.

                  The Borrower may also, from time to time, after the date of this Loan Agreement and from time to time thereafter, at its option, repay or prepay part or all of any Term Loan principal balance outstanding. There shall be no prepayment premium for any such prepayments by Borrower. All prepayments of the Term Loan shall be applied to unpaid principal installments of the Term Loan in the inverse order of the maturity dates of such installments, and each such repayment or prepayment shall include accrued interest to the date of prepayment on the principal amount being prepaid. No amounts repaid or prepaid on the Term Loan shall be reloaned to Borrower by the Bank.

                  (d) Place of Payment. All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, M.L. CN-WN-06TC, Cincinnati, Ohio 45202, or at such other places as may be designated by the Bank to the Borrower in writing. Borrower directs the Bank to charge any account or charge or increase any loan balance of Borrower at the Bank for the amount of any interest or principal payments or fees due to the Bank hereunder. Further, the Bank shall have the power to charge and offset management fees as specified in Section 4(f) below.

                  (e) Collateral Security. All the obligations of the Borrower to the Bank under this Agreement and the Note shall be secured by the following (together called the "Collateral Security"):

                  (i) a security interest in and to all of the tangible and all of the intangible personal property of the Borrower, including, but not by way of limitation, machinery, equipment, furniture, fixtures, inventory, accounts (meaning accounts receivable, accounts, instruments, chattel paper, documents, contracts, contract rights (including, without limitation, the management agreements with the Hennessy Mutual Funds and the O'Shaughnessy Mutual Funds), choses of action and any form of obligation now or hereafter owing to Borrower), general intangibles (including, without limitation, any patents, copyrights, trademarks and trade names relating to managed mutual funds or otherwise), goodwill of Borrower, now owned or existing or hereafter acquired or arising, and their proceeds and products, cash or non-cash, as evidenced by the Bank's Security Agreement and Schedule, all attached hereto as Exhibit "4(e)(i)" and made a part hereof (hereinafter called the "Security Agreement");

                  (ii) a payment guaranty by Neil J. Hennessy ("Guarantor") in the initial amount of $500,000 in the form of the Business Guaranty attached hereto as Exhibit "4(e)(ii)" and made a part hereof (hereinafter called the "Guaranty"), which Guaranty the Bank agrees (i) to reduce to $300,000 at the Closing Date as defined in the License Agreement or (ii) to cancel and eliminate the Guaranty at such time after the Closing Date (as defined in the License Agreement) as Guarantor has satisfactorily assigned to the Bank a replacement Certificate of Deposit in the amount of $300,000;

                  (iii) a security interest in favor of the Bank as specified in
         Section 4(f) herein;

                  (iv) a subordination to the Bank of all amounts owed by the Borrower to Netfolio, Inc. under the License Agreement or otherwise pursuant to the Bank's Subordination Agreement in the form of Exhibit "4(e)(iv)" attached hereto and made a part hereof (the "Subordination Agreement");

                  (v) an assignment of partnership interest to the Bank of all of Borrower's right, title and interest in Hennessy Management Company, L.P. and Hennessy Management Company II, L.P. in the form of Exhibit "4(e)(v)" attached hereto and made a part hereof; and

                  (vi) as may otherwise be specified in the Term Note, Security Agreement, Guaranty and/or Subordination Agreement, as same may be amended or restated from time to time.

                  The Collateral Security shall be in form satisfactory to the Bank and its counsel, and the Borrower agrees to execute or cause to be executed any and all documents and deliver to the possession of the Bank such documents or other assets of Borrower as are determined reasonably necessary by the Bank or its counsel to evidence or assure the protection, perfection and/or enforcement of such Collateral Security including, but not limited to additional confirmation security agreements as to newly acquired assets, and UCC financing statements). The provisions of the Term Note, Security Agreement, Guaranty, Subordination Agreement and other related documents provided or related to the Collateral Security for the Bank shall supplement and be in addition to those of this Agreement and any inconsistent provisions therein shall be interpreted in all respects to be in favor of the Bank, provided, however, that whenever possible, such provisions shall be interpreted and limited consistent with the provisions and limitations of this Agreement.

                  (f) Lien; Right of Set-Off. Borrower hereby grants to Bank a continuing lien and a security interest for all obligations of Borrower to Bank in and to any and all moneys, securities and other properties of Borrower and the proceeds thereof now or hereafter held or received by or in transit to the Bank from or for the account of Borrower, whether for safekeeping, pledge, transmission, collection or otherwise, and also upon any and all deposits (general and special), account balances and credits of Borrower with Bank at any time existing. In addition to all statutory rights of Bank, Bank is hereby authorized at any time and from time to time after any Event of Default hereunder, without prior notice to Borrower to set-off, appropriate, apply and enforce said lien and security interest in any and all items hereinbefore specified in this subsection referred to against all obligations of Borrower to the Bank arising under this Agreement and the Note, and Borrower shall continue to be liable to the Bank for any deficiency with interest at the rates set forth herein and in the Note. Specifically, but without limitation, the Bank, as the Administrator of the Hennessy and O'Shaughnessy Mutual Funds, shall have the authority to set-off the amounts due from Borrower from the management fees due Borrower pursuant to such Fund agreements. The Bank, as such Administrator of the Funds, shall release to Borrower all amount in excess thereof.

                  5.    Events of Default; Collateral Realization; Remedies.
                        ---------------------------------------------------

                  (A) Events of Default. If any of the following events (any such event shall be referred to as an "Event of Default") shall occur, then Bank may, without further notice or demand, accelerate the Loan and declare it to be, and thereupon the Loan (and the Note) and other obligations due hereunder shall become immediately due and payable, and to the extent the maximum Available Facility or any amounts still available under the Term Loan have not yet been used or fully drawn on by Borrower, terminate the balance of same, and the Bank shall have all rights provided herein or in any of the other Loan Documents or otherwise provided by law to realize on the Collateral Security;

                  (a) Borrower does not pay or, repay to Bank any principal of or any interest on any Loan the Note or any fee or obligation when due whether by reason of demand, acceleration or otherwise, within ten (10) days of the due date, or any payment default or demand or acceleration based on non-payment to Bank shall occur under any Loan Document (and same shall not be cured within any available period);

                  (b) Borrower does not pay principal or interest on any other borrowed money obligation when due or the holder of such other obligation declares, or may declare, such obligation due prior to its stated maturity because of Borrower's default thereunder (unless such obligation is the subject of an unexpired cure period or a bona fide dispute by Borrower) except any money obligation due to Licensor pursuant to the License Agreement; or

                  (c) Borrower does not perform its obligations under any agreement material to its business and the other party to such agreement declares, or may declare, such agreement in default (unless such agreement is the subject of an unexpired cure period or a bona fide dispute by Borrower); or

                  (d) Any representation or warranty made by Borrower herein or in any other Loan Document or writing furnished in connection with this Agreement shall be false in any material respect when made; or

                  (e) Borrower violates in any material respect any covenant, agreement or condition contained herein or in any other Loan Document or writing (other than to make payment of principal, interest, fees or obligations) and does not cure such violation to the reasonable satisfaction of the Bank within ten (10) days of such occurrence; provided, however, that it shall be an immediate Event of Default (with no cure period) if Borrower makes any payment to Licensor on the Subordinated Debt (whether such payment is a payment of principal and interest or interest only) and such payment causes Borrower to be in breach of the Financial Covenant set forth in Exhibit "2(f)" or

                  (f) Borrower is unable to pay its business debts as due or Borrower's financial statement indicates insolvency or a deficit net worth; or

                  (g) With respect to the plans referred to in Section 1(i), or any other similar plan, a "reportable event" or "prohibited transaction" pursuant to ERISA has occurred which results in the imposition of material taxes or penalties against Borrower or the termination of such plans (or trusts related thereto), or Borrower incurs any material liability to PBGC in connection with such plans, and does not cure same to the satisfaction of the Bank within ten (10) days of such occurrence; or

                  (h) Borrower makes an assignment for the benefit of creditors; or

                  (i) Borrower applies for the appointment of a trustee or receiver of any part of the assets of Borrower or commences any proceedings relating to Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction; or any such application if filed, or any such proceedings are commenced, against Borrower and Borrower indicates approval, consent on acquiescence; or an order is entered appointing such trustee or receiver, or adjudicating Borrower bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for thirty (30) days; or

                  (j) Any order is entered in any proceedings against Borrower decreeing the dissolution or division of Borrower or its assets, and such order remains in effect for thirty (30) days; or

                  (k) A part of Borrower's operations shall cease (which, if continued, would have a material adverse effect on Borrower's operations or financial condition); or

                  (l) Any final judgment in excess of confirmed insurance coverage satisfactory to Bank which, together with other outstanding judgments against Borrower which have not been discharged or execution thereon stayed, causes the aggregate of such judgments to exceed Fifty Thousand Dollars ($50,000), shall be rendered against Borrower and within sixty (60) days such judgment shall not have been discharged or execution stayed pending appeal or within sixty (60) days after the expiration of any such stay such judgment shall not have been discharged.

                  (m) If, in the reasonable opinion of Bank, there has been a material adverse change in the financial affairs or operating condition of Borrower, or in the value of the Collateral Security which, in the reasonable judgment of the Bank, imperils Borrower's ability to repay its obligations under this Agreement.

                  The above recitation of Events of Default: (i) shall supplement and be in addition to any defaults specified within the Term Note, Security Agreement, Subordination Agreement and any other Loan Document, which shall be interpreted in all respects in favor of the Bank but whenever possible shall be interpreted and limited consistent with the default provisions of this Agreement; and (ii) shall not in any way defer or in any way limit the Bank from exercising its rights in connection with other notes issued to the Borrower. To the extent any cure-of-default period is provided above, the Bank may nevertheless, at its option pending completion of such cure, suspend its obligations to consider further Loans hereunder.

                  (B) Remedies Upon Event of Default. At any time as of which an Event of Default shall have occurred, Bank, at its option, may, but shall not be obligated to, exercise any one or more of the following remedies without notice or demand, which notice and demand Borrower hereby expressly waives:

                  (i) Bank may declare the indebtedness evidenced by the Note and all other indebtedness and obligations of Borrower to Bank hereunder and under the Loan Documents to be forthwith due and payable, and thereupon the Note, interest accrued thereon and all such other indebtedness and obligations shall become and be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower;

                  (ii) Bank may take such actions, make such payments and, in doing so, incur such costs and expenses as Bank, in its sole discretion, may deem to be appropriate to correct or eliminate or attempt to correct or eliminate the condition or circumstance constituting such Event of Default, whereupon Borrower shall immediately reimburse Bank for the amount of all such payments made and costs and expenses incurred, together with interest thereon at the Default Rate, provided that no action or payment by Bank pursuant to this subsection shall constitute a waiver by Bank of, or be deemed to have cured, such Event of Default;

                  (iii) Bank may enforce, or otherwise avail itself of, any and all remedies provided in any of the Loan Documents; and/or

                  (iv) Bank may enforce, or avail itself of, any other remedies available to it at under this Agreement, any other Loan Document, at law or in equity.

                  (C) Remedies Cumulative. All powers and remedies given by this Section shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Bank under the Loan Documents and/or applicable law to enforce the performance or observance of the covenants and agreements of Borrower contained in this Agreement. No delay or omission of Bank to exercise any right or power accruing upon the occurrence of any Event of Default shall constitute a waiver of any subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given to Bank may be exercised from time to time and as often as may be deemed necessary by Bank, and such powers and remedies may be exercised by Bank simultaneously or in such order as Bank may determine in its sole discretion.

                  6.    General.
                        -------

                  (a) Reasonable Actions. Bank agrees that in taking any action which it is permitted or empowered to take under this Loan Agreement, it will act reasonably under what it believes are the facts and circumstances existing at such time.

                  (b) Delay. No delay, omission or forbearance on the part of the Bank or the holder of any Note, in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial delay, omission or forbearance in the exercise of any other power or right. The rights and/or remedies of the Bank herein provided are cumulative, shall be interpreted in all respects in favor of the Bank, and are not exclusive of any other rights and/or remedies provided by law.

                  (c) Notice. Any notice hereunder to Borrower or Bank shall be in writing and, if mailed, shall be deemed to be given by Borrower to Bank when received by the Bank at its address set forth below, and by Bank to Borrower when sent by mail, postage prepaid, and addressed to the Borrower at its address set forth below:

         Bank:                      Firstar Bank, N.A.
                                    425 Walnut Street
                                    Location CN-WN-06TC
                                    Cincinnati, Ohio 45202
                                    Attention:  LaDonna Bumpus
                                                Vice President, Trust
                                                Lending & Credit Officer

         With a copy to:            Taft, Stettinius & Hollister
                                    1800 Firstar Tower
                                    425 Walnut Street
                                    Cincinnati, Ohio 45202-3957
                                    Attention:  Melvin S. Shotten, Esq.

         Borrower:                  Edward J. Hennessy, Incorporated
                                    750 Grant Avenue, Suite 1000
                                    Novato, CA 94945
                                    Attention:  Neil J. Hennessy
                                                President

         With a copy to:            Foley & Lardner
                                    Firstar Center
                                    777 East Wisconsin Avenue
                                    Milwaukee, WI 53202
                                    Attention:  Richard L. Teigen, Esq.

The Borrower or the Bank may, by written notice to the other, designate another address for purposes hereunder.

                  (d) Expenses: Indemnity. Borrower agrees to pay all out-of-pocket expenses of the Bank and its employees (including attorney's fees and legal expenses, but excluding the salaries of the Bank's own employees) incurred by the Bank in entering into and closing this Agreement and preparing the documentation in connection herewith and in connection with any of the Loan Documents, and the Borrower agrees to pay the Bank upon demand for the same. Borrower agrees to pay all filing fees to protect the Bank's security interest under this Agreement, and if the Bank pays for same, Borrower shall reimburse the Bank upon demand. The Borrower agrees to pay the Bank upon demand for enforcing the obligations of the Borrower hereunder or under any Note or documents relative to the Collateral Security or under any of the Loan Documents (including reasonable attorney's fees and legal expenses), and to defend, indemnify and hold the Bank harmless from all liability, obligation, cost, damage or expense (including attorney's fees and legal expenses) for taxes (except income or franchise taxes), fees or third party claims which may arise or be related to the execution, delivery or performance of this Agreement or any of the Loan Documents or the issuance of the Note. Such obligations of the Borrower shall survive any termination of this Agreement.

                  (e) Survival. All covenants of Borrower made herein or otherwise in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Loan Agreement, the Note and the Loan Documents, and shall remain in effect so long as any obligations of Borrower are outstanding hereunder or under any of the Loan Documents.

                  (f) Severability . Any provision of this Agreement (or any Exhibit hereto) which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  (g) Law. IMPORTANT: The Loan shall be deemed made in Ohio and the Term Note, and all other Loan Documents evidencing same, and all the rights and obligations of Borrower and the Bank hereunder, shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to exercise all its rights as to the Collateral Security for the Loan or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to the Loan and/or the Note and/or other documents evidencing same and/or the Loan Documents shall be commenced and maintained exclusively in the District Court of the United States for the applicable District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (a) served personally or by certified mail to the other party at any of its addresses noted herein, or (b) as otherwise provided under the laws of the State of Ohio. The interest rate and all other terms of the Loan negotiated with Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

                  (h) Confession of Judgment. Borrower hereby irrevocably authorizes and empowers any attorney-at-law to appear for Borrower in any action upon or in connection with this Agreement at any time after the Term Loan and/or other obligations of Borrower hereunder become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waive the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Bank against Borrower in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waive and release all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. The Borrower agrees and consents that the attorney confessing judgment on behalf of the Borrower hereunder may also be counsel to the Bank and/or the Bank's affiliates, and the Borrower hereby further waives any conflict of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys' fees to be paid from proceeds of collection of this Agreement and/or any and all collateral and security for the Terms Loan and obligations.

                  (i) Successors. This Agreement shall be binding upon Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower and Bank and the successors and assigns of Bank. Borrower shall not assign its rights or duties hereunder without the prior written consent of Bank.

                  (j) Amendment. This Agreement may not be modified or amended except in writing signed by authorized officers of Bank and Borrower.

                  (k) Exhibits. For all purposes hereof, the Exhibits attached hereto shall be considered a part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Cincinnati, Ohio by their respective officers thereunto duly authorized as of the date first above written.


BANK:

FIRSTAR BANK, N.A.



By:  /s/ LaDonna Bumpus
   ------------------------------
     LaDonna Bumpus
     Vice President, Trust
     Lending & Credit Officer

         WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND
         -------------------------------------------------------------------
         COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN
         --------------------------------------------------------------------
         AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN
         ----------------------------------------------------------------------
         BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE
         -----------------------------------------------------------------
         AGAINST THE BANK.
         ----------------


BORROWER:

EDWARD J. HENNESSY, INCORPORATED



By:  /s/ Neil J. Hennessy
   -----------------------------
     Neil J. Hennessy
     President

                                LIST OF EXHIBITS
                                ----------------


1(a)                -        Jurisdictions
1(d)                -        Financial Information and Reports
1(e)                -        Description of Financial Statements
1(f)                -        Actions Pending
1(g)                -        Permitted Liens
1(i)                -        Purpose of Loan
1(o)                -        Tax Matters
2(f)                -        Financial Covenants
3(i)                -        Other Items Due At Closing
4(a)                -        Term Note
4(e)(i)             -        Security Agreement and Schedules
4(e)(ii)            -        Business Guaranty
4(e)(iv)            -        Subordination Agreement
 4(e)(v)            -        Assignment of Partnership Interest